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                                                                    Exhibit 9(b)


                 FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

                   Amended and Restated as of June 30, 1998

     THIS AGREEMENT made as of June 30, 1998 by and between Security Capital Real Estate Mutual Funds Incorporated, a Maryland corporation (the "Fund"), and Security Capital Global Capital Management Group Incorporated, a Delaware corporation (the "Administrator").

                             W I T N E S S E T H:

     WHEREAS, the Fund is an open-end, management investment company that issues shares in several series and classes (collectively "Series") as set forth on
Schedule 1 thereto; and

     WHEREAS, the Fund wishes to retain the Administrator to provide certain fund accounting and administration services with respect to the Series and the Administrator is willing to furnish such services;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

    1.  Appointment.  The Fund hereby appoints the Administrator to provide
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fund accounting and administration services to the Series, subject to the supervision of the Board of Directors of the Fund (the "Board of Directors"), for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 4 of this Agreement. In the event that the Fund establishes one or more additional series or classes with respect to which it decides to retain the Administrator to act as administrator hereunder, the Fund shall notify the Administrator in writing. If the Administrator is willing to render such services to a new series or class,

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the Administrator shall so notify the Fund in writing whereupon such series or class shall added to Schedule 1 thereto shall be subject to the provisions of this Agreement to the same extent as the Fund and the Series, except to the extent that said provisions (including those relating to the compensation payable by the Fund) may be modified with respect to such series or class in writing by the Fund and the Administrator at the time of the addition of such new series or class.

     2.   Delivery of Documents.  The Fund has furnished the Administrator with
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copies, properly certified or authenticated, of each of the following:

          (a) Resolutions of the Fund's Board of Directors authorizing the appointment of the Administrator to provide certain fund accounting and administration services to the Fund and approving this Agreement;

          (b) The Fund's Articles of Incorporation ("Charter");

          (c) The Fund's By-Laws ("By-Laws");

          (d) The most recent draft of the Fund's Registration Statement on Form N-1A and when completed, the Fund will provide its most recent Prospectus and Statement of Additional Information and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectus").

          The Fund will timely furnish the Administrator from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

          2.   Services and Duties.  Subject to the supervision and control of
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the Fund's Board of Directors, the Administrator agrees to assist in supervising aspects of the Fund's administrative operations, including but not limited to the performance of the following specific services for the Fund:

          (a) Provide office facilities (which may be in the offices of the Administrator or a corporate affiliate of them, but shall be in such location as the Fund shall reasonably approve) and the services of a principal financial officer to be appointed by the Fund;

          (b) Furnish statistical and research data, clerical services, and stationery and office supplies;

          (c) Keep and maintain all financial accounts and records (other than those required to be maintained by the Fund's Custodian and Transfer Agent) including without

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limit those required under Section 31 (a) and Rule 31a-1 under the Investment
Company Act of 1940 (the "1940 Act");

          (d) Compute, and transmit to the NASD service for the publication of fund prices, the Fund's net asset value, net income and net capital gain (loss) in accordance with the Fund's Prospectus and resolutions of its Board of Directors;

          (e) Compile data for, and prepare required reports and notices to shareholders of record including, without limitation, proxy statements, Semiannual and Annual Reports to shareholders;

          (f) Compile data for, prepare for execution and file all reports or other documents, including tax returns, required by Federal, state and other applicable laws and regulations, including those required by applicable Federal and state tax laws (other than those required to be filed by the Fund's Custodian or Transfer Agent);

          (g) Assist in developing and monitoring compliance procedures for the Fund and any Series thereof, including, without limitation, procedures to monitor compliance with applicable law and regulations, the Fund's investment objectives, policies and restrictions, its continued qualification as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code");

          (h) Determine, together with the Fund's Board of Directors, the jurisdictions in which the Fund's shares shall be registered or qualified for sale and, in connection therewith, the Administrator shall be responsible for the registration for sale and maintenance of the registrations of shares for sale under the securities laws of any state. Payment of share registration fees for qualifying or continuing the qualification of Fund shares or the Fund as a dealer or broker, if applicable, shall be made by the Fund;

          (i) Provide financial data requested by the Fund and its outside counsel;

          (j) Perform such other duties related to the administration of the Fund's operations as reasonably requested by the Board of Directors, from time to time;

          (k) Assist in the monitoring of regulatory and legislative developments which may affect the Fund and, in response to such developments, counsel and assist the Fund in

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routine regulatory examinations or investigations of the Fund, and work with outside counsel to the Fund in connection with regulatory matters or litigation.

          In performing its duties as administrator of the Fund, the Administrator (a) will act in accordance with the Fund's Charter, By-Laws, Prospectus, Statement of Additional Information and the instructions and directions of the Fund's Board of Directors and will conform to, and comply with, the requirements of the 1940 Act and all other applicable Federal or state laws and regulations, and (b) will consult with outside legal counsel to the Fund, as necessary or appropriate.

          The Administrator will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act in connection with the services required to be performed hereunder. The Administrator further agrees that all such records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request.

          3.   Fees; Expenses; Expense Reimbursement.  For the services rendered
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pursuant to this Agreement for the Fund, the Administrator shall be entitled to a fee based on the average net assets of each class of shares issued by the Fund determined at the annual rate set forth in Exhibit A hereto and applied to the average daily net assets of each class of the Fund's shares. Such fees are to be computed daily and paid monthly on the first business day of the following month. Upon any termination of this Agreement before the end of any month, the fee for such part of the month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to the Administrator, the value of the Fund's net assets shall be computed as required by its Prospectus, generally accepted accounting principles and resolutions of the Fund's Board of Directors.

     The Administrator will from time to time employ or associate with themselves such sub-administrator or such person or persons as they may believe to be fitted to assist them in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both the Administrator and the Fund. The compensation of such person or persons for such employment shall be paid by the Administrator, if such person is retained solely by the Administrator, and no obligation may be incurred on behalf of the Fund in such respect.

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     The Administrator or the Fund may retain a sub-administrator to assist the
Administrator in the execution of its duties hereunder. The retention of a sub-administrator by the Administrator or the Fund shall in no way affect the responsibilities of the Administrator hereunder. The compensation of a sub-administrator retained by the Administrator or the Fund may be paid either by the Adminstrator or by the Fund.

     The Administrator will bear all expenses in connection with the performance of its services under this Agreement except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Fund, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and directors who are not officers, directors shareholders or employees of the Administrator, or the Fund's investment advisor or distributor for the Fund, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and divided disbursing agents' fees, certain insurance premiums including fidelity bond premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, costs of shareholders' reports and corporate meetings and any extraordinary expenses, will be borne by the Fund, provided, however, that, except as provided in any distribution plan adopted by the Fund, the Fund will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of shares of the Fund, and further provided that the Administrator may utilize one or more independent pricing services, approved from time to time by the Board of Directors of the Fund, to obtain securities prices in connection with determining the net asset value of each class of the Fund's shares and the Fund will reimburse the Administrator for its share of the cost of such services based upon its actual use of the services.

     If in any fiscal year the Fund's aggregate expenses (as defined under the securities regulations of any state having jurisdiction over the Fund) exceed the expense limitations of any such state, the Administrator agrees to reimburse the Fund for a portion of any such excess expense in an amount equal to the proportion that the fee otherwise payable to the Administrator bear to the total amount of investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of the Administrator is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the

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Administrator shall reimburse the Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrator bear to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to the Administrator during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated on a daily basis, reconciled and paid on a monthly basis.

     5.   Proprietary and Confidential Information.  The Administrator agrees on
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behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund's prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to Civil or Criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     6.   Limitation of Liability. The Administrator shall not be liable for any
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error of judgement or mistake of law or for any loss or expense suffered by the
Fund, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer, director, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Administrator's duties hereunder) to be rendering such services to or acting solely for the Fund and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even though paid by them.

     7.   Terms.   This Agreement shall become effective on the date first
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hereinabove written and, unless sooner terminated as provided herein, shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or
(ii) by a vote of a majority (as defined in the 1940 Act) of the

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outstanding voting securities of the Fund, provided that in either event the continuance is also approved by the majority of the Fund's Board of Directors who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, by the Fund's Board of Directors, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of such Fund, or by the Administrator, on not less than sixty days' notice. This agreement shall automatically terminate upon its assignment by the Administrator without the prior written consent of the Fund, provided, however, that no such assignment shall release the Administrator from its obligations under this Agreement.

     8.   Governing Law.    This Agreement shall be governed by Illinois law.
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     9.   Amendments.  No provision of this Agreement may be changed,
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discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

     10.  Miscellaneous.  The parties to this Agreement acknowledge and agree
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that all liabilities arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Fund set forth herein to indemnify any party to this Agreement or any other person, shall be satisfied out of the assets of the Fund and that no director, officer or shareholder of the Fund shall be personally liable for any of the foregoing liabilities.

     If a change or discharge is sought against the Fund, the instrument must be signed by the Administrator.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date indicated below.

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

                                        SECURITY CAPITAL REAL ESTATE
                                        MUTUAL FUNDS INCORPORATED



ATTEST: /s/ Anna R. Pena                By: /s/ Michael J. Heller
       ---------------------------         -----------------------------------
                                           (Title) Assistant Secretary

                                        SECURITY CAPITAL GLOBAL CAPITAL
                                        MANAGEMENT GROUP INCORPORATED


ATTEST: /s/ Anna R. Pena                By: /s/ Jeffrey C. Nellessen
       ---------------------------         -----------------------------------
                                           (Title) Vice President



EFFECTIVE AS OF:



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                                   EXHIBIT A


                    FUND ACCOUNTING AND FUND ADMINISTRATION

                                 FEE SCHEDULE

                                      FOR

             SECURITY CAPITAL U.S. REAL ESTATE SHARES INCORPORATED



Annual Rate:  .02% (2 basis points) of the average daily net assets of the Fund billed monthly.


                                  SCHEDULE 1

            SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED

The following Series of Security Capital Real Estate Mutual Funds Incorporated are subject to this Agreement:

Security Capital U.S. Real Estate Shares-Class I shares

Security Capital U.S. Real Estate Shares-Class R shares

Security Capital European Real Estate Shares-Class I shares

Security Capital European Real Estate Shares-Class R shares

Security Capital Asia/Pacific Real Estate Shares-Class I shares

Security Capital Asia/Pacific Real Estate Shares-Class R shares

Security Capital Real Estate Arbitrage Shares-Class I shares

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